Exhibit 99.1

Genie Energy Declares Fourth Quarter 2021 Preferred Stock Dividend

NEWARK NJ (January 14, 2022): The board of directors of Genie Energy Ltd (NYSE: GNE, GNEPRA) has declared a cash dividend of $0.1594 per share of the company’s Series 2012-A Preferred Stock for the fourth quarter of 2021.

The dividend will be paid on or about February 15, 2022 to preferred stockholders of record as of the close of business on February 7th.

The distribution will be treated as an ordinary dividend for tax purposes.

Genie Energy announces declarations of GNEPRA Series 2012-A Preferred Stock dividends through Form 8-K filings with the Securities and Exchange Commission and press releases posted on the investor relations pages of the Genie Energy website.

ABOUT GENIE ENERGY LTD:

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in certain European markets. Genie Renewables comprises Genie Solar Energy, a provider of end-to-end customized solar solutions primarily for commercial customers, Diversegy, a commercial energy consulting business, CityCom Solar, a provider of community solar energy solutions and Genie's interest in Prism Solar, a supplier of solar panels and solutions. For more information, visit Genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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